Third Fiscal Quarter 2008 Operating Results Update
June 26, 2008

Pat Davidson

Good morning and thanks for joining us. Earlier today we issued a press release describing our updated outlook for our third fiscal quarter operating results. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is also available on our website.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our press release this morning and filings we make with the SEC. Except as described in the Form 8-K that we filed this morning, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our second quarter earnings conference call for fiscal 2008 on May 1, 2008.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer. After Bob’s formal remarks, we will take time for a brief question and answer session. Joining Bob for that Q&A will be Charlie Szews, President and Chief Operating Officer and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

With that, I will turn it over to Bob.

Bob Bohn

Thank you, Pat. Good morning and thank you all for joining us today. During our call with you, I would like to describe what we are seeing in our markets, some of the issues we are facing and how we plan to manage our businesses as we move forward in some very challenging economic times.

While our performance through the first two quarters of fiscal 2008 was strong, especially in our access equipment and defense segments, general economic weakness, softness or expected softness in non-residential construction and rising material & fuel costs have all taken their toll on customers in a number of our markets, most notably in our access equipment segment, causing them to reassess their capital spending plans. Our customers aren’t alone in facing these challenges. We are also dealing with additional requests for material price increases, as well as the impact of $4.00 per gallon gasoline.

But we aren’t standing still. We’re working diligently to offset the softer demand and rising costs that we’re seeing. We continue to seek out new market opportunities and in the second quarter we were able to double our international access equipment sales. We have opened a procurement office in Asia to allow our purchasing team to improve our cost structure on a global basis. To address margin issues stemming from increased costs, we have announced price increases in every single one of our domestic businesses, with most of them effective already and one effective this fall. To give you an idea of the extent of our price increases, I’d like to highlight some examples.

•	A 7.5% global price increase for all access equipment products effective October 1
•	5% to 9% increases on our domestic refuse collection vehicles effective June 1
•	5% to 6% increases on our concrete mixers effective June 1
•	3% increase on fire trucks effective April 1, with more on the way
•	6% on our towing and recovery vehicles effective June 1
•	And a 5% to 8% increase on our service trucks, also effective June 1

We’re active on a number of other fronts addressing the current economic environment. We’ve accelerated the pace of reductions in staffing and spending over the past 12 months. And, we’ve done this while strengthening our global sourcing team, which is working to deliver cost reductions to offset other higher input costs.

Except for a limited number of growth initiatives, we will be pulling back on capital spending for the remainder of fiscal 2008 and for fiscal 2009. Furthermore, we are reducing production levels and intensifying inventory management programs to better match our inventory levels with product demand.

We’ll continue to look for ways to better manage our costs as we navigate our way through these trying times.

Earlier today we announced that we are reducing our third fiscal quarter earnings estimates from a previous range of $1.40 to $1.50 per share to a loss of $1.22 to $1.32 per share. The expected loss is due to a non-cash charge for the impairment of the goodwill of the Geesink Norba Group, or Geesink, which we currently estimate will be approximately $175 million or $2.32 per share.

The reduction in our earnings estimates for the third fiscal quarter, in addition to the impact of the Geesink charge, is being driven by the broad effects of weaker economies and weaker commercial construction.

Specifically, in our access equipment segment we have experienced lower order levels and have received communications from a number of our larger customers that they plan to significantly reduce their capital spending for the remainder of this year. We have seen this weakness in both North America and certain markets in Western Europe. We continue to experience strength in Eastern Europe, Latin America and the Middle East for our access equipment products.

Our domestic fire & emergency businesses continue to be impacted by weak municipal spending, which we believe is the result of lower tax receipts due to continued weakness in the residential housing market. International activity, especially for our airport products business, continues to remain robust and is a source of positive developments.

We have lowered estimates for our commercial segment for the third fiscal quarter due largely to increased costs related to the facility rationalization program at Geesink. As we discussed during our second fiscal quarter earnings call, the integration of Norba brand refuse collection vehicles at acceptable efficiency levels into our Emmeloord, The Netherlands facility is taking longer than we originally expected.

In the third quarter, it became evident that synergies related to our facility rationalization program would be lower than we expected and costs to execute the rationalization will be higher than anticipated. The resulting slower than expected and more difficult return to profitability of this business, further escalation of raw materials costs and a reduction in fabrication volume at Geesink’s Romania facility for JLG due to a slowdown in the European access equipment market, led to our conclusion that a non-cash impairment charge of approximately $175 million for Geesink’s goodwill was required, as noted above. There will be no tax benefit associated with the charge and we expect to finalize the amount of the charge during our third fiscal quarter close process.

We believe that this business will operate at approximately break-even in fiscal 2009. We have a strong new managing director to run the business, and we are giving him some time to return this business to its historical profitability. We are very encouraged by the improvements that were evident when we visited the Emmeloord facility two weeks ago.

Our defense business has stayed strong and we have good visibility into the government’s needs for our tactical wheeled vehicles over the next several years. We are not making any changes to our outlook for this business at this time.

Finally, as a result of the lower estimated sales volumes in the quarter, we expect limited debt reduction in the third quarter.

We are developing a revised outlook for the full fiscal year and expect to be updating full year earnings estimates when we release our earnings for the third quarter in August. We do expect, however, that fourth fiscal quarter 2008 EPS will be below prior year levels.

Looking ahead to fiscal 2009, we are still in the midst of our annual planning process, but we believe that we will continue to face strong economic headwinds in a number of our businesses. Economies are expected to remain weak in the U.S. and certain Western European countries, and it’s uncertain where other European economies are headed. It’s also uncertain where commodity costs such as steel and oil are headed and whether our recently announced price increases will impact our unit sales volumes. Due to these uncertainties, we anticipate spending more time than normal on our budgeting process this year and as a result we do not expect to be initiating fiscal 2009 earnings estimates until we release earnings for our fourth fiscal quarter of 2008, in early November.

Before I turn the call back to Pat for Q&A, I would like to remind you that we are a strong company of more than 14,000 employees that has faced good times and bad. We have prospered due to the strength of our product & service offerings and the integrity of our people. Those of you who have followed us for any length of time know that we always tell you what we are seeing, whether positive or negative, and we don’t mince our words. Although the next few quarters will present some challenges, I have absolute confidence in the strength of our people, our management team and our core business of specialty vehicles. We are the leader in virtually all of our markets and have an excellent track record of shareholder value creation. During times like these, you will see clear demonstrations and examples of our leadership, our strengths and our capabilities. We will continue to be available and work with you as we manage our businesses for long-term value-generation.

With that, I’ll turn it over to Pat.

Pat Davidson

Thanks, Bob. I’d like to remind everyone to limit their questions to one plus a follow-up. This works well and allows us the best opportunity for participation on your end.

Operator, please begin the question and answer period of this call.

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